Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136569) and Forms S-8 (Nos. 333-11728, 333-11729 and 333-134975) of our report dated February 26, 2008 with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which are included as an Exhibit in the Levitt Corporation Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
West Palm Beach, Florida
March 11, 2008